Exhibit (p)(4)

CAPITAL INVESTMENT GROUP, INC.
PERSONAL TRADING CODE OF ETHICS
I.	INTRODUCTION AND OVERVIEW
In our efforts to ensure that Capital Investment Group, Inc. ("Distributor") develops and maintains a reputation for integrity and high ethical standards, it is essential not only that Distributor and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct.  Distributor's Personal Trading Code of Ethics (the "Code") is designed to help ensure that we conduct our business consistent with these high standards.
We owe a fiduciary duty to our clients that requires each of us to place the interests of our clients ahead of our own interests.  A critical component of our fiduciary duty is to avoid potential conflicts of interest.  Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of shareholders of the Funds.  Please bear in mind that a conflict of interest can arise even if there is no financial loss to our clients.  Many potential conflicts of interest can arise in connection with employee personal trading and related activities.
The Code is designed to address and avoid potential conflicts of interest relating to personal trading and related activities and is based on three underlying principles:
(1)  We must at all times place the interests of our clients first.  In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Distributor clients.
(2)  We must make sure that all personal securities transactions are conducted consistent with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility.
The Code contains a number of rules and procedures relating to personal trading by Distributor officers, directors, employees and their families.  It is your responsibility to become familiar with the Code and abide by the Code.  Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions can include termination of employment.
As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that can arise in connection with personal trading.  Consequently, you are expected to abide not only by the letter of the Code, but also by the spirit of the Code.  Whether or not a specific provision of the Code addresses a particular situation, you must conduct your personal trading activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest.  Distributor reserves the right, when it deems necessary in light of particular circumstances, either to impose more stringent requirements on employees or to grant exceptions to the Code.

Because governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Distributor reserves the right to modify any or all of the policies and procedures set forth in the Code.  Should Distributor revise the Code, you will receive written notification from the Compliance Officer.  It is your responsibility to familiarize yourself with any modification to the Code.  If you have any questions about any aspect of the Code, or if you have questions regarding application of the Code to a particular situation, contact the Compliance Officer.
II.	PERSONS COVERED BY THE CODE
Individuals subject to this Code will be classified as "Access Persons."
The Distributor's Compliance Officer will notify each individual who has been classified as an Access Person and what their obligations are under this Code.
Access Persons means any director or officer of Distributor who, in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of any security (other than Exempted Securities as defined below) by the Funds or whose functions or duties relate to the making of any recommendations with respect to such purchase or sales.
The policies and procedures set forth in the Code also apply to all members of your immediate family, which for purposes of the Code refers to any person living in your household (whether or not related to you) and/or any person to whose financial support you make a significant contribution.
III.	POLICIES REGARDING PERSONAL SECURITIES TRANSACTIONS
A.  Restrictions on Personal Securities Transactions By Access Persons.
1.
No Access Person may buy or sell securities other than Exempted Securities for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining oral authorization from Distributor's Compliance Officer prior to effecting such security transaction.

a.	A written authorization for such security transaction will be provided by the Distributor's Compliance Officer to the person receiving the authorization (if granted).
Note: If an Access Person has questions as to whether purchasing or selling a security for his or her personal portfolio or the portfolio of a member of his or her immediate family requires prior oral authorization, the Access Person should consult the Distributor's Compliance Officer for clearance or denial of clearance to trade prior to effecting any securities transactions.

2.
Pre-clearance approval under paragraph 1 will expire at the close of business on the trading day after the date on which oral authorization is received and the Access Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

3.
No clearance will be given to an Access Person to purchase or sell any security on a day when the Distributor's Compliance Officer has been advised that a trading blackout on behalf of any of the Funds exists with respect to the same security.  Blackout periods generally will include a 15 day period before and after a major scheduled index reconstitution.

This pre-clearance policy does not apply to securities that qualify as Exempted Securities.  If you have any questions as to the application of this policy, contact the Distributor's Compliance Officer.
IV.	EXEMPTED SECURITIES
The policies and procedures set forth in the Code regarding personal investing apply to all personal securities transactions, unless such security is an Exempted as defined below.  If you have any doubt as to the applicability of the Code to a particular transaction, contact the Distributor's Compliance Officer.
The Code (including the specific prohibitions on personal trading and the reporting requirements) does not apply to the following types of securities, which are referred to as "Exempted Securities."  As a result, Access Persons may invest in Exempted Securities without following the procedures set forth in the Code.  Exempted Securities are personal securities transactions by Access Persons in the following:
1.
Direct obligations of the Government of the United States; banker's acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments (any instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; and shares of registered open-end investment companies.

2.	Securities purchased or sold in a transaction which is non-volitional on the part of the Access Person.

3.	Securities acquired as a part of an automatic dividend reinvestment plan.
4.
Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.	Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code;
6.	Receipt of securities or options pursuant to an employment arrangement; and
7.	Acquisition of securities by an Access Person of the securities of the Access Person's employer or an affiliate thereof.
Additionally, transactions in accounts ("Special Accounts") over which the Access Person exercises no direct or indirect influence or control may be excluded from the Code (and treated as Exempted Securities) provided that prior approval for exclusion from the Code is obtained from Distributor by notifying, and discussing these Accounts with the Distributor's Compliance Office.  An account will be deemed a Special Account provided all of the following conditions are met:

The Access Person discloses to the Distributor's Compliance Officer the existence of the Special Account and allows the Distributor's Compliance Officer to review, upon his or her discretion, the governing documents of such Special Account;


The Access Person establishes to the satisfaction of the Distributor's Compliance Officer that he or she has no direct or indirect influence or control over the Special Account or over investment decisions made for the Special Account;

	The Access Person completes the attached Special Account Certification on an annual basis, or such other certification that the Distributor's Compliance Officer may deem acceptable;

The Access Person establishes to the satisfaction of the Distributor's Compliance Officer that he or she provides no investment advice to the person(s) who directly or indirectly influence or control the investment decisions for the Special Account ("Control Persons");


The Access Person does not disclose to the Control Persons any action that Distributor may take, or has or has not taken, or any Distributor consideration of any action with respect to that security; and


The Control Persons do not disclose to the Access Person any action such Control Persons may or may not take or any action under consideration with respect to any transaction for the Special Account until after such decisions have been made and fully executed.

If you have a Special Account and you feel that an exception from compliance with the Code is warranted, please see the Distributor's Compliance Officer.  Determinations as to whether exception from the Code will be granted will be made on a case-by-case basis.  Depending on all of the facts and circumstances, Distributor reserves the right to require additional procedures to be followed, as Distributor deems necessary or appropriate.  Further, Distributor reserves the right at any time, in the discretion of the legal counsel to Distributor, to require compliance with all or parts of the Code or to revoke the exception at any time.
If you have any questions about whether a particular transaction qualifies as an Exempted Security, contact the Distributor's Compliance Officer.
V.	REPORTS AND CERTIFICATIONS REGARDING PERSONAL SECURITIES TRANSACTIONS
Personal Holdings Reports:  In order to address potential conflicts of interest that can arise when an Access Person disposes of a security acquired prior to his or her association with Distributor and to help ensure compliance with the Code, all Access Persons must provide Distributor with a list of all securities holdings (the "Personal Holdings Report") in which they have a beneficial interest (other than interests in Exempted Securities).  This Personal Holdings Report must be provided within 10 days of commencement of employment (or for persons already designated as Access Persons with 10 days after September 1, 2000) and updated annually thereafter.  The report, a form of which is attached hereto as Exhibit A, must include the title of each security, the number of shares held and the principal amount of the security.  Holdings Reports must be current as of a date no more than 30 days before the report is submitted.  The Personal Holdings Report must also include a list of any securities accounts maintained with any broker, dealer or bank.  Distributor is sensitive to Access Persons' privacy concerns and will endeavor not to disclose the contents of an Access Person's Personal Holdings Report to anyone unnecessarily.
Quarterly Transaction Reports:  Each Access Person shall submit quarterly reports in the form attached hereto as Exhibit B to Distributor's Compliance Officer, showing all transactions in securities other than Exempted Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any securities were held for the direct or indirect beneficial interest of the Access Person. Such reports shall be filed no later than 10 days after the end of each calendar quarter.  An Access Person of the Company need not make a quarterly transaction reports if all of the information required by the quarterly transaction reports is contained in the brokerage confirmations or account statements submitted in lieu thereof.

A form of brokerage letter is attached to the Code.  In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to an Access Person, such Access Person is required to complete a Brokerage Account Form annually.
Review of Reports.: The Distributor's Compliance Officer shall review the initial holdings reports, annual holdings reports, and quarterly transaction reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to Distributor's Board of Directors:
a.	with respect to any transaction that appears to evidence a possible violation of this Code; and
b.	apparent violations of the reporting requirement stated herein.
The Board shall consider reports made to it hereunder and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Funds.  The Board shall review the operation of this Code of Ethics at least once a year.
Certification of Compliance:  Each Access Person will be required to certify that he or she has read, understands and has complied with (or in the case of a newly hired Access Person, will comply with) the Code.  This Certification of Compliance is required upon commencement of employment and annually thereafter.
VI.	MISCELLANEOUS
Annual Board Review:  The management of Distributor annually will prepare a report to the board of trustees that summarizes existing procedures concerning personal trading (including any changes in the Code), highlights violations of the Code requiring significant remedial action and identifies any recommended changes to the Code.
Recordkeeping:  This Code, a copy of each report by an Access Person, lists of all persons required to make reports, a list of all persons responsible for reviewing such reports, records of any violations of the Code and action taken as a result thereof, shall be preserved with Distributor's records for the period required by the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended.
VII.	FORMS
Attached to the Code are the following forms of documents:
	Holdings Report and Annual Certification of Holdings Report;
	Quarterly Securities Transaction Report;

	Form of Brokerage Letter;
	Initial and Annual Certifications of Compliance; and
	Special Account Certification
If you have any questions about any of these documents, or their application, contact the Distributor's Compliance Officer.
VIII.	VIOLATIONS OF THE CODE
Distributor views violations of the Code to be a serious breach of the firm's rules.  Consequently, any Access Person who violates any policy or procedure contained in the Code is subject to sanctions, including termination of employment.  Further, violations of the Code may constitute violations of federal and/or state laws and may be referred to the proper authorities upon discovery.  If you have any questions about any aspect of the Code, contact the Distributor's Compliance Officer.
IX.	EFFECTIVE DATE
The Code is effective as of September 1, 2000.
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